UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
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SIGA Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
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SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
April 26, 2024
Dear Stockholder:
You are cordially invited to attend our 2024 Annual Meeting of Stockholders on June 11, 2024, at 10:30 a.m., Eastern Time. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast online at www.virtualshareholdermeeting.com/SIGA2024. On the following pages you will find the formal notice of annual meeting and proxy statement, which describes the matters to be voted upon.
Whether or not you plan to attend the virtual annual meeting, we urge you to vote as soon as possible. For specific instructions on voting, please refer to the instructions included in the Notice of Internet Availability of Proxy Materials that you received in the mail, or if you received a paper or electronic copy of our proxy materials, the instructions on your proxy card. If you attend the virtual annual meeting, you may vote during the meeting if you wish, even if you have previously returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote during the virtual annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.
I hope that you will attend the meeting and I look forward to seeing you there.
Sincerely,

Diem Nguyen, Ph.D., MBA
Chief Executive Officer

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 11, 2024
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of SIGA Technologies, Inc. (“SIGA” or the “Company”), a Delaware corporation, will be held on Tuesday, June 11, 2024, at 10:30 a.m., Eastern Time. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast online at www.virtualshareholdermeeting.com/SIGA2024.
At the Annual Meeting, SIGA’s stockholders will be voting on proposals to do the following:
1.	To elect nine directors to the Board of Directors of SIGA;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2024; and
3.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
Stockholders of record at the close of business on April 19, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Admission Procedure for Attending the Meeting
If you are a stockholder as of the close of business on April 19, 2024, you will be able to attend the Annual Meeting by visiting the website referenced above and entering the unique control number included on the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), voting instruction form or proxy card you received. Stockholders holding their shares through a broker, bank or other intermediary as of the close of business on April 19, 2024 and wishing to attend may do so but will need the control number provided on the voting instructions that accompany the Notice of Internet Availability or proxy materials from the broker, bank or other intermediary. If you do not have a control number, you may still attend the Annual Meeting by visiting the same website, by logging in as a guest and providing the additional identifying information requested at such time. All stockholders may log into the meeting platform beginning at 10:15 a.m. Eastern Time on June 11, 2024. The website will provide assistance if you experience technical issues accessing the Annual Meeting. Whether or not you plan on attending the Annual Meeting, we encourage you to submit your vote as soon as possible (i) by accessing the website or by calling the toll-free number described in the Notice of Internet Availability or proxy materials; or (ii) by signing, dating and returning a proxy card or voting instruction form you received.
Prior to the Annual Meeting, stockholders may submit questions relating to the subject matter of the meeting via email to annualmeetingquestion@siga.com. Questions will be answered in management’s discretion and depending on the availability of time.
YOUR VOTE IS IMPORTANT.
PLEASE VOTE ONLINE OR BY PHONE OR MAIL, AS DESCRIBED ABOVE
By Order of the Board of Directors,

Daniel J. Luckshire
Secretary
New York, New York April 26, 2024
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 11, 2024.
The Proxy Statement and 2023 Annual Report on Form 10-K are
available at www.proxyvote.com.

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2024
This proxy statement is furnished to stockholders of SIGA Technologies, Inc. (“SIGA”, the “Company” or “we”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of SIGA (the “Board of Directors”) for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) intended to be held virtually on Tuesday, June 11, 2024, at 10:30 a.m. (Eastern Time), and at any adjournment or postponement thereof. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast.
This proxy statement and a form of proxy have been made available to our stockholders on the Internet and a Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 26, 2024.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Purpose of the Annual Meeting
The purpose of the Annual Meeting is to vote on proposals to do the following:
1.	To elect nine directors to the Board of Directors of SIGA;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2024; and
3.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
Record Date and Outstanding Shares
The Board of Directors has fixed the close of business on April 19, 2024 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and any and all adjournments or postponements thereof. As of the Record Date, SIGA had issued and outstanding 71,122,516 shares of common stock, par value $.0001 per share (“Common Stock”).
Receipt of Proxy Materials
In accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet instead of mailing a printed copy to our stockholders. Accordingly, on or about April 26, 2024, we began mailing to all our stockholders of record at the close of business on April 19, 2024, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). We believe making our proxy materials available over the Internet allows us to provide our stockholders with the proxy materials they need, while lowering the cost of delivering the materials and reducing the environmental impact of the Annual Meeting.
Instructions on how to access the proxy materials over the Internet and how to vote are included in the Notice of Internet Availability. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail at no cost.
Instead of receiving a Notice of Internet Availability in the mail for future meetings, you may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials, including a paper proxy card, by mail. The Notice of Internet Availability provides instructions on how to receive a paper or an e-mail copy of our proxy materials for Annual Meeting or for all future annual meetings. Your election will remain in effect until you terminate it. Instead of receiving our proxy materials or the Notice of Internet Availability by mail, we encourage you to elect to receive all proxy materials by e-mail going forward. Choosing to receive your future proxy materials by

e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.
Voting Your Common Stock
The Annual Meeting will once again be held entirely online this year. Stockholders may vote in person by attending the virtual Annual Meeting or by submitting a proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.”
If you are a record holder, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the website referred to in the Notice of Internet Availability or proxy card mailed to you. Alternatively, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the Notice of Internet Availability or proxy card, or by completing, dating and signing the proxy card that was included with this proxy statement and promptly mailing it.
If your shares are held in “street name,” your broker, bank or other street name holder will provide you with instructions that you must follow to have your shares voted.
Voting at the Annual Meeting
Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the stockholders. Cumulative voting by stockholders is not permitted.
All stockholders will need their unique control number, which appears in the Notice of Internet Availability, proxy card or voting instructions included in the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.
The presence, in person or represented by proxy, of the holders of a majority of the voting power of all outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining the presence of a quorum. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. Broker “non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items, such as the ratification of the appointment of the independent registered public accounting firm and, accordingly, your shares may be voted by your broker on Proposal No. 2. However, brokers do not have discretionary authority to vote on the other proposals included herein. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.
For the election of directors, a plurality of the votes cast is required. “Withhold” votes and broker “non-votes” are not considered to have been voted for the purpose of the election of directors and therefore will have no effect on the voting results.
For the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2024, the affirmative vote of a majority voting power of shares, present in person or represented by proxy, and entitled to vote on such proposal at the Annual Meeting is required. Abstentions have the same effect as “against” votes on Proposal No. 2. Brokers and other nominees have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of the independent auditor and, accordingly, your shares may be voted by your broker on this proposal.

Revocability and Voting of Proxies
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:
1.	writing a letter delivered to Daniel J. Luckshire, Secretary of SIGA, stating that the proxy is revoked;
2.	submitting another proxy with a later date; or
3.	attending the Annual Meeting and voting in person.
Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder should change his or her voting instructions by following the instructions from the stockholder’s broker, bank or other nominee.
Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of SIGA’s nominees as a director; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2024; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. We do not presently anticipate that any other business will be presented for action at the Annual Meeting.
Solicitation
SIGA will pay the costs of soliciting proxies. SIGA may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and employees may also solicit proxies by telephone, facsimile, in person or other means. They will not receive any additional payments for the solicitation.

BOARD OF DIRECTORS
The current directors are Jaymie A. Durnan, Harold E. Ford, Jr., Evan A. Knisely, Joseph W. Marshall, III, Gary J. Nabel, Julian Nemirovsky, Diem Nguyen, Holly L. Phillips, and Jay K. Varma.
Director Nominee Information
Jaymie A. Durnan has served as a director of SIGA since June 2020. Mr. Durnan is currently the Assistant to the Director for Strategic Initiatives at Massachusetts Institute of Technology Lincoln Laboratory, the nation’s premier federally funded Department of Defense research, development and prototyping center. He also served in this role from September 2015 to May 2022. He is also the Chairman of the Andrew W. Marshall Foundation, a nonprofit corporation focused on understanding the strategic competitions the U.S. will face in the future. A member of the New York State Bar, he served from June 2022 through December 2022 as Senior Vice President, Chief Administrative Officer at MacAndrews and Forbes Holding Inc. and from approximately 1992 through 1999 as a Senior Vice President and Special Counsel at MacAndrews & Forbes Holding Inc. Mr. Durnan also served as a Product Line Manager at BAE Systems; a Partner at Radius Capital Partners, a private investment firm; and as the Managing Member of Woodbury Hill Partners, LLC, a strategic advisory firm counseling companies from startup to the Fortune 200. His government service includes as a member of the Federal Senior Executive Service, where he served as a Special Assistant (Chief of Staff) to the Deputy Secretary of Defense and a Special Assistant to the Secretary of Defense in the President George W. Bush administration. He also served as the Senior Advisor to the Chief Technology Officer and Assistant Secretary of Defense for Research and Engineering in the Department of Defense in the President Barack Obama administration. A retired naval officer, he served as an aircraft carrier-based naval aviator; an operations analyst on the staff of the Chief of Naval Operations; an Aide to the Chief of Naval Operations; a member of staff of the Chairman of the Joint Chiefs of Staff supporting arms control negotiations; a Military Assistant to Director of the Office of Net Assessment where he pursued topics related to forecasting future capabilities and alternative security environments; and a Military Social Aide to the President of the United States. For his service, Mr. Durnan has received some of the highest Defense Department non-combat awards, including the Department of Defense Medal for Distinguished Public Service, and the Navy Distinguished Public Service Award presented by the Secretary of the Navy to a civilian for specific courageous or heroic acts or exceptionally outstanding service of substantial and long-term benefit to the Navy, Marine Corps or Department of the Navy. In addition to SIGA Technologies, Mr. Durnan serves as a director of Kimball Physics, is a member of the Boards of Advisors of Mantis Health and the Hudson Institute Center for Defense Concepts and Technology, and is an affiliated faculty member at the George Mason University Center for Government Contracting. He has served as a director or trustee for MacAndrews & Forbes Worldwide Corp.; Swift Prepaid Solutions; KS ARIA Corp; Antioch New England University; Unity College, and DEFENSEWERX. He is a graduate of the United States Naval Academy, Georgetown University, and the Georgetown University School of Law. Mr. Durnan brings many years of experience in the defense industry to the Board of Directors, which positions him well to provide oversight for our Company in a highly regulated industry and to provide guidance in government relations, particularly with the Department of Defense and other government agencies.
Harold Ford, Jr. joined the SIGA Board of Directors in November 2022. He is a former five-term Tennessee Congressman and is currently an EVP and New York Regional President for PNC Bank and also serves on the board of directors of the CME Group. Prior to joining PNC, Mr. Ford spent more than 10 years in investment banking with Merrill Lynch and Morgan Stanley. In addition, he was nonexecutive chair of Rx Saver, a patient directed prescription medication search engine platform. Mr. Ford is also a co-host of “The Five” and is a frequent contributor to “Special Report with Bret Baier.” Mr. Ford earned a BA in history from the University of Pennsylvania and a JD from the University of Michigan. Mr. Ford’s many years of experience within government provides insight with regard to government relations, and his financial and business background provides insight into many aspects of our business.
Evan A. Knisely joined the SIGA Board of Directors in June 2023. Mr. Knisely is the founder of Tides Group, LLC, a boutique corporate strategy and government relations consulting firm. Tides Group, LLC was founded in October 2020. Prior to establishing Tides Group, Mr. Knisely served between 2006 and 2020 as an executive with MacAndrews & Forbes Incorporated, a private diversified holding company with investments in publicly traded and privately held companies. Most recently, Mr. Knisely served as Executive Vice President, Government Affairs managing all federal public policy, regulatory, and political matters for MacAndrews & Forbes Incorporated and its affiliated companies. Preceding MacAndrews and Forbes, Mr. Knisely served for eight years as Vice President at Van Scoyoc Associates, Inc., a government relations firm. Mr. Knisely is a member of the Ford’s Theatre Board of Trustees; a past president of the Business-Government Relations Council; and sits on the Limited Partner Advisory

Committee of Cobro Ventures Opportunity Fund, L.P. Mr. Knisely is a graduate of Tufts University. Mr. Knisely’s many years of experience as a government advisor to the Company, and other companies, provide unique value to the Board of Directors.
Joseph W. “Chip” Marshall, III has served as a director of SIGA since early 2009. Mr. Marshall is the former President and Chief Executive Officer of Temple University Health System (2001-2008). In 2000, he became Chair of Temple University Health System and served in that capacity until 2007. Mr. Marshall returned as Chair of Temple Health in 2018. Prior to 2000, Mr. Marshall was a founding partner at Goldman & Marshall P.C., Philadelphia, PA, a corporate healthcare law firm. He received his B.A. and J.D. degrees (1975 and 1979, respectively) from Temple University. In 1990, he joined the Temple University Board of Trustees. He was a founding member of the Temple University Health System Board of Directors in 1995. He served on the Pennsylvania State Ethics Commission in the 1980s and early 1990s, including as Chairman for a portion of that period. During 2005-2006, he served as a Member of the Federal Medicaid Commission. Additionally, during 2004-2006, he served as a Member of the Pennsylvania Gaming Control Board. Mr. Marshall is the lead independent director of Gaming and Leisure Properties, Inc., and he is a director of Maxim Healthcare Services, a privately held company in Columbia, Maryland. Mr. Marshall is currently the chair of the Board of the Fox Chase Comprehensive Cancer Center, as well as chair of the Board of Chestnut Hill Hospital in Philadelphia, PA. Mr. Marshall has more than 30 years of experience in healthcare and is a prominent and highly regarded figure in the healthcare and higher education sectors. His leadership experience, business and financial experience, visibility and expertise in healthcare are of considerable value to the Board of Directors.
Gary J. Nabel M.D., Ph.D. has served as a director of SIGA since June 2021. Dr. Nabel is currently President and CEO of ModeX Therapeutics Inc, a biotech startup in Natick, MA. He recently retired as Chief Scientific Officer, Global Research and Development, and Head of the North American R&D Hub at Sanofi. In addition to serving as Senior Vice President for the company, Dr. Nabel also oversaw the Breakthrough Lab, which developed the first trispecific antibodies now in development for HIV as published in Science, as well as cancer immunotherapies and novel vaccines. The Chief Scientific Office sponsored external innovation awards, the Postdoctoral and Innovation Fellows Programs, and the Global Science Awards. An author of more than 450 scientific publications, Dr. Nabel joined Sanofi in 2012 from the National Institutes of Health, where he served as Director of the Vaccine Research Center (“VRC”) since 1999, during which time, he provided overall direction and scientific leadership of the basic, clinical, and translational research activities and guided development of novel vaccine strategies against HIV, universal influenza, Ebola and emerging infectious disease viruses. His work encompasses basic mechanisms of HIV gene activation, structure-based vaccine design, and immunotherapy. Dr. Nabel graduated magna cum laude from Harvard College in 1975 and continued his graduate studies at Harvard, completing his Ph.D. in 1980 and his M.D. two years later, followed by a post-doctoral fellowship with David Baltimore at the Whitehead Institute. In recognition of his expertise at the forefront of virology, immunology, gene therapy, and molecular biology, Dr. Nabel was elected to the National Academy of Medicine in 1998. Among his many other honors, Dr. Nabel received the Amgen Scientific Achievement Award from the American Society for Biochemistry and Molecular Biology, the Health and Human Services Secretary’s Award for Distinguished Service, and is a fellow of the American Association of Physicians, and the American Academy of Arts Sciences. Dr. Nabel’s broad experience and expertise within the pharmaceutical and biotech industries, as well as Dr. Nabel’s history of leadership within the National Institutes of Health, provide the Board with valuable insights into many aspects of our business.
Julian Nemirovsky has served as a director of SIGA since December 2020. Mr. Nemirovsky served as Senior Vice President, Capital Markets at MacAndrews & Forbes, where he was responsible for managing all capital-structure matters relating to the firm’s portfolio companies and new investments until March 2023. Prior to joining MacAndrews in 2020, he spent nine years at MidOcean Credit Partners, where he held the title of Principal and Portfolio Manager. In that role, he was responsible for management of over $1 billion of assets across several opportunistic credit strategies including long/short hedge funds and illiquid credit drawdown funds. Prior to joining MidOcean in 2011, he was an Associate at Union Capital, a lower-middle market private equity firm. He began his career in 2006 as an Analyst in Goldman Sachs’ Leveraged Finance group within the Investment Banking division. Julian holds a BBA from Baruch College and an MBA from the Tuck School of Business (Dartmouth). Mr. Nemirovsky’s extensive background in asset management provides the Board of Directors with valuable experience and expertise in finance.
Diem Nguyen, Ph.D., MBA, began serving as our Chief Executive Officer and as a director of SIGA on January 27, 2024. She joined the Company from Xalud Therapeutics, a clinical stage biotechnology company developing treatments for inflammatory diseases, including pain associated with osteoarthritis, and neurodegenerative diseases, where she served as Chief Executive Officer from October 2020 until January 2024. Prior to Xalud Therapeutics, Dr. Nguyen served as executive vice president of biopharma at PPD Inc. from April 2018 until May 2020, a leading global clinical research organization providing integrated drug development services. From 2009-2018, Dr. Nguyen served in several roles at Pfizer including global president, Americas, Pfizer Essential Health, where she was responsible for diverse commercial businesses in the U.S., Latin America, Canada, and Puerto Rico representing more than $11 billion in annual revenue. Dr. Nguyen serves as a member of the board of directors of Candel Therapeutics, Inc., Verrica Pharmaceuticals Inc., and Xalud Therapeutics. Dr. Nguyen earned a Ph.D. in biochemistry and molecular genetics at the University of Virginia, as well as an M.B.A. from Darden Graduate School of Business Administration. Dr. Nguyen’s long career in various management positions within industry, as well as Dr. Nguyen’s position as Chief Executive Officer of SIGA, provides the Board of Directors with valuable leadership and insight into many aspects of our business.
Holly Phillips, M.D., has served as a director of SIGA since March 2021. Dr. Phillips, a Board-Certified General Internist in private practice in Manhattan, brings 20 years of clinical experience and professional connections throughout the City’s major hospital systems to SIGA’s board. An acclaimed journalist, Dr. Phillips has gained nationwide recognition as a Senior Medical Contributor for CBS News and Chief Medical Correspondent for CBS2 News. She has also served as an on-air expert and anchor for the nationally syndicated program “The Doctors”. Frequently quoted in print, Dr. Phillips has held contributing editor roles for both Prevention, and Cosmopolitan. Dr. Phillips is the author of “The Exhaustion Breakthrough,” published by Rodale, a New York Times Digital Bestseller for Health and Wellness. Dr. Phillips obtained a B.A. in English from Williams College and an M.D. from Columbia University College of Physicians and Surgeons. She has held past associate professorships and affiliations with Lenox Hill Hospital, from which she was awarded the Letter of Commendation in Women’s Health. Dr. Phillips is a member of the American Medical Association, the American College of Physicians, and the Independent Doctors Association of New York. Dr. Phillips’ many years of patient-facing interactions, broad network of hospital-based and institutional relationships, and communication, broadcast and journalism experience, provide the Board of Directors with unique insight into the perspectives of a wide range of stakeholders.
Jay K. Varma, M.D., began serving as Executive Vice President and Chief Medical Officer on September 6, 2023, and has served on the SIGA Board of Directors since November 2022. Dr. Varma is an expert on the prevention and control of diseases, having led epidemic responses, developed global and national policies, and led large-scale programs that have saved hundreds of thousands of lives in China, Southeast Asia, Africa, and the United States. From 2001-2021, he worked for the U.S. Centers for Disease Control and Prevention with postings in Atlanta, Thailand, China, Ethiopia, and New York City. Recruited by the Mayor of New York at the peak of the COVID epidemic, Dr. Varma served from April 2020 to May 2021 as the principal scientific spokesperson and architect for New York City’s COVID-19 pandemic response, including the largest diagnostic testing and contact tracing programs in the country, the phased re-opening of businesses, the health policies and practices for the safe re-opening of the largest public school system in the country, and vaccination campaigns. In September 2021, Dr. Varma joined Weill Cornell Medicine to conduct research, training, and programs on public health and directed a new center focused on pandemic prevention, preparedness, and response, until he joined Siga in September 2023. Dr. Varma remains a Professor of Population Health Sciences at Weill Cornell Medicine (“courtesy”/unpaid position). Dr. Varma graduated with highest honors from Harvard University for his undergraduate education, and completed medical school, internal medicine residency, and chief residency at the University of California, San Diego School of Medicine. Dr. Varma’s experience within government and public health provides the Board of Directors with unique insight into the perspective of a broad range of stakeholders.
Meetings of the Board of Directors
During 2023, the Board of Directors held seventeen meetings. The Independent Directors (as defined below) also regularly convene executive sessions where only such Independent Directors are present. Such meetings may be in conjunction with regularly scheduled meetings of the Board of Directors. Each incumbent director serving during 2023 attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees on which such director served during the period the director was on the Board or committee. Each member of the Board of Directors is also encouraged to attend the Annual Meeting. All members then serving on the Board of Directors attended SIGA’s 2023 annual meeting of stockholders.
Director Independence
Based on the review and recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that each of the director nominees aside from Dr. Nguyen, who is the Chief Executive

Officer of the Company, Mr. Knisely, who owns an advisory firm that provides services to the Company, and Dr. Varma who is the Chief Medical Officer of the Company, are independent (the “Independent Directors”) as defined by Nasdaq Stock Market (“Nasdaq”) Rule 5605(a)(2). The Board of Directors also previously determined that Julie M. Kane and Michael C. Plansky, who served on the Board of Directors until the 2023 annual meeting of stockholders, were independent during the time they served as directors in 2023
In assessing the independence of our directors and director nominees, the Nominating and Corporate Governance Committee and the Board of Directors took into account certain transactions, relationships and arrangements involving certain Independent Directors and concluded that such transactions, relationships and arrangements would not interfere with the exercise of independent judgment of such directors in carrying out the responsibilities of a director. In connection with such independence determinations, the Board of Directors considered Mr. Nemirovsky’s and Mr. Durnan’s prior service as executives of MacAndrews & Forbes Incorporated (“M&F”), a principal stockholder of the Company and, as further described under “Transactions with Related Persons,” the lessor of the Company’s headquarters.
In addition, based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors has determined that each member of the Audit and the Compensation Committee meets the heightened independence standards applicable to membership in the applicable committee under the applicable Nasdaq rules.
Committees of the Board of Directors
The Board of Directors is responsible for appointing the members of the standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an Independent Director. In addition, each of the committees of the Board of Directors has a written charter that was approved by the Board of the Directors. A copy of each charter is posted on SIGA’s website at www.siga.com under the “Corporate Governance” section. The information on or accessible through SIGA’s website is not incorporated by reference into, and does not form any part of, this proxy statement.
Audit Committee. The Audit Committee, which consists of directors Joseph W. Marshall III, who serves as chair, Julian Nemirovsky (since June 2023), and Harold Ford (since June 2023), held four meetings during 2023. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under applicable laws, rules and regulations, including the heightened Nasdaq independence standards and the regulations of the “SEC” relating to audit committee members. Moreover, the Company has determined that each member of the Audit Committee meets the requirements of financial literacy under the application rules and regulations of the Nasdaq and SEC, and that Mr. Marshall is an “audit committee financial expert” within the meaning of the SEC’s Regulation S-K (“Regulation S-K”). The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of SIGA’s financial statements, SIGA’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of SIGA’s independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of SIGA’s accounting and financial reporting process and audits of the financial statements of SIGA on behalf of the Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of SIGA’s financial statements; reviews the proposed scope of such audit; reviews the Company’s accounting and financial controls with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions, if any, between us and our directors, officers, and their affiliates. A copy of the Audit Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. Also see the section of this proxy statement entitled “Report of the Audit Committee.”
Compensation Committee. The Compensation Committee consists of Gary J. Nabel, Julian Nemirovsky, who serves as chair, and Holly Phillips (in Ms. Phillips’ case, since June 2023). The Compensation Committee held six meetings during 2023. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under applicable laws, rules and regulations, including the heightened Nasdaq independence standards relating to compensation committee members. The Compensation Committee functions include reviewing and approving the compensation and benefits for SIGA’s executive officers, administering SIGA’s equity incentive plans and making recommendations to the Board of Directors regarding these matters and overseeing administration of SIGA’s clawback policy. A copy of the Compensation Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. Also see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of directors Joseph W. Marshall, Jaymie A. Durnan, who serves as chair, and Holly Phillips. The Nominating Committee held eight meetings in 2023. The Board of Directors has determined that each of the members of the Nominating Committee is “independent” under applicable laws, rules and regulations, including the Nasdaq listing standards. The Nominating Committee is responsible for reviewing and recommending to the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Director’s effectiveness, and developing and implementing SIGA’s corporate governance procedures and policies. In addition, the Nominating Committee is responsible for identifying potential candidates for, and making recommendations to, the full Board with respect to potential successors to SIGA’s Chief Executive Officer. For the Chief Executive Officer search process, a professional search firm was retained to assist in the identification of qualified candidates. A copy of the Nominating Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section.
In selecting candidates for the Board of Directors, the Nominating Committee begins by determining whether the incumbent directors, whose terms expire at the annual meeting of stockholders, desire and are qualified to continue their service on the Board of Directors. If there is a vacancy on the Board of Directors, the Nominating Committee will solicit recommendations for nominees from persons whom the Nominating Committee believes are likely to be familiar with qualified candidates, including members of the Board of Directors and management of SIGA. The Nominating Committee may also engage a professional search firm to assist in the identification of qualified director candidates but did not do so in 2023. As to each recommended candidate that the Nominating Committee believes merits serious consideration, the Nominating Committee will collect information, including by, without limitation, soliciting views from other directors and SIGA’s management regarding each candidate and having one or more Nominating Committee members interview each such candidate, as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. The Nominating Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors. While diversity may contribute to this overall evaluation, it is not considered by the Nominating Committee as a separate or independent factor in identifying nominees for director. Based on all available information and relevant considerations, the Nominating Committee will select, for each directorship to be filled, a candidate who, in the view of the Nominating Committee, is most suited for membership on the Board of Directors.
The Nominating Committee has adopted a policy with regard to the minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board of Directors. Pursuant to this policy, the Nominating Committee generally requires that all candidates for the Board of Directors be of high personal integrity and ethical character and that all non-employee candidates not have any interest that would, in the view of the Nominating Committee, materially impair the candidate’s ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to SIGA and its stockholders. In addition, candidates must be able to represent fairly and equally all stockholders of SIGA without favoring or advancing any particular stockholder or other constituency of SIGA. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor. Candidates are expected to have sound judgment and a general appreciation regarding major issues facing public companies of a size and operational scope similar to SIGA, including current governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate finance. Candidates must also have, and be prepared to devote, adequate time to the Board of Directors and its committees. It is expected that, taking into account their other business and professional commitments, including their service on the boards of other companies, each candidate will be available to attend meetings of the Board of Directors and any committees on which the candidate will serve, as well as SIGA’s annual meeting of stockholders. SIGA also requires that at least a majority of the directors serving at any time on the Board of Directors are independent, as defined under Nasdaq rules.
The Nominating Committee has adopted a policy, summarized in this paragraph, with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee will consider recommendations for the nomination of directors submitted by holders of SIGA’s shares entitled to vote in the election of directors. The Nominating Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating Committee has determined not to re-nominate a qualified incumbent director. While the Nominating Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating Committee may take into account the size and duration of a recommending stockholder’s ownership interest in SIGA. The Nominating Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in SIGA of substantially the same size as its interest at the time of making the recommendation. The Nominating Committee may refuse to consider recommendations of nominees who do not satisfy the minimum qualifications prescribed by the Nominating Committee for board candidates.
The Nominating Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for directors. The procedures are set forth in SIGA’s Bylaws and are posted on SIGA’s website at www.siga.com under the “Corporate Governance” section. Pursuant to these procedures, a stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders should arrange to deliver it to SIGA no earlier than 120 calendar days and no later than 90 calendar days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. All stockholder nominating recommendations should be in writing, addressed to the “Nominating and Corporate Governance Committee” in care of SIGA’s Secretary at SIGA’s principal headquarters, 31 East 62nd Street, New York, New York 10065. Submissions should be made by mail or courier and provide such information about the stockholder and the proposed candidate as is set forth in SIGA’s Bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination.
Compensation Committee Interlocks and Insider Participation
None.
Code of Ethics
SIGA has adopted a Code of Ethics and Business Conduct that applies to its officers, directors and employees including, without limitation, our Chief Executive Officer, Executive Vice President & Chief Financial Officer, General Counsel, Executive Vice President & Chief Scientific Officer, and Executive Vice President & Chief Medical Officer. The Code of Ethics and Business Conduct is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. In the event that there is any amendment to or waiver from any provision of the Code of Ethics and Business Conduct that requires disclosure under SEC or Nasdaq rules, SIGA intends to satisfy these disclosure requirements by posting such information on its website, as permitted by Item 5.05(c) of Form 8-K.
Stockholder Communications with the Board of Directors
SIGA stockholders may send communications to the Board of Directors, any committee of the Board of Directors or an individual director. The process for so communicating is posted on SIGA’s website at www.siga.com under the “Corporate Governance” section.
Board Leadership Structure
SIGA recognizes that different Board leadership structures may be appropriate for SIGA during different periods of time and under different circumstances. As such, the Board of Directors reviews its leadership structure periodically and considers a variety of structures that may be appropriate. The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairperson of the Board should be separate, and Company policies do not require a Chairperson of the Board. The Board of Directors believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of SIGA and its stockholders at the time of such determination. When assessing its leadership structure, the Board considers a range of factors, including: the composition of skills, experience, perspectives and qualifications of Directors; the performance of Directors in leadership roles, both at the Company Board and at other boards of directors; the specific needs and circumstances of the Company during a given time period; investor feedback; and practices at other companies.
Currently, the Company does not have a Chairperson or a lead independent director (“Lead Director”). This leadership structure allows our Chief Executive Officer to focus her time and energy on operating and managing the Company and leverages the experiences and perspectives of all the Company’s directors. When the independent directors go into executive session, or whenever there is a need for a Lead Director, one of the Board committee chairs will act in the capacity of a Lead Director depending on the topic.

Decisions regarding Board leadership structure are made by the full Board based on a recommendation by the Nominating and Corporate Governance Committee. Feedback from stockholders is considered by the Nominating and Corporate Governance Committee and Board when Board leadership structure is being contemplated.
The Board’s Role in Risk Oversight
The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board of Directors regularly reviews information about our financial condition and operations, and the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial reporting risks and considers the effects of systemic risks inherent in our business. The Nominating Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and risks associated with other governance matters. Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed about them through committee reports. The entire Board regularly reviews the overall risk profile of the Company, and receives periodic briefings on any material changes in risk assessments, in particular within the Company’s Enterprise Risk Management (“ERM”) program. Within the framework of the ERM program, the Board regularly monitors and oversees risk management of key risks such as cyber-related risks.

REPORT OF THE AUDIT COMMITTEE
During the 2023 fiscal year, the Audit Committee, operating under its written charter that has been approved by the full Board of Directors, consisted solely of three independent directors, as defined in Nasdaq Rule 5605(a)(2). Our Board of Directors has determined that Joseph W. Marshall, III qualifies as an audit committee financial expert, within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in monitoring the quality and integrity of SIGA’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, SIGA’s compliance with applicable legal and regulatory requirements, and SIGA’s assessment of financial risk exposures. Management is responsible for SIGA’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of SIGA’s consolidated financial statements and the effectiveness of its internal control over financial reporting in accordance with generally accepted auditing standards and for issuing its reports on those financial statements and related internal controls. The Audit Committee monitors and oversees these processes.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2023 and internal control over financial reporting as of December 31, 2023 with management and with PricewaterhouseCoopers LLP (“PwC”), SIGA’s independent registered public accounting firm. Also, the Audit Committee has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PwC its audit and other fees and the issue of its independence from SIGA. The Audit Committee has concluded that the fees paid to PwC are compatible with its independence.
Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2023 be included in SIGA’s Annual Report on Form 10-K filed with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the selection of SIGA’s independent registered public accounting firm for the year ending December 31, 2024.

Respectfully submitted by the Audit Committee,
Joseph W. “Chip” Marshall, III, Chairperson
Harold Ford, Jr
Julian Nemirovsky

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Ownership of Common Stock
The following tables set forth certain information regarding the beneficial ownership of SIGA’s voting securities as of April 19, 2024 of (i) each person known to SIGA to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and director nominee of SIGA, (iii) each Named Executive Officer (as defined below) and (iv) all directors and executive officers of SIGA as a group. As of April 19, 2024, a total of 71,122,516 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of Common Stock are eligible to vote. The column entitled “Percentage of Total Voting Stock Outstanding” shows the percentage of total voting stock beneficially owned by each listed party.
The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 19, 2024, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.
Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percentage of Common Stock Outstanding
MacAndrews & Forbes Incorporated(3) 35 East 62nd Street New York, NY 10065	24,156,358	33.96%
John Latane Lewis, IV(4) 4752 Sherwood Farm Charlottesville, VA 22902	5,271,365	7.41%
Jaymie A. Durnan	89,426(5)	*
Harold E. Ford, Jr.	46,347(6)	*
Evan A. Knisely	44,136(7)	*
Joseph W. Marshall III	216,283(8)	*
Gary J. Nabel	74,426(9)	*
Julian Nemirovsky	74,426(10)	*
Diem Nguyen, Ph.D.	—	*
Holly L. Phillips	74,426(11)	*
Lawrence R. Miller	30,900	*
Jay K. Varma, M.D.	46,347(12)	*
Daniel J. Luckshire	251,370	*
Dennis E. Hruby, Ph.D.	147,465	*
Phillip L. Gomez, Ph.D. (former Chief Executive Officer)	475,782	*
All executive officers and directors as a group (twelve individuals)	1,095,552(13)	1.54%
*	Less than 1%
(1)	Unless otherwise indicated the address of each beneficial owner identified is 31 East 62nd Street, 5th floor, New York, New York 10065.
(2)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on the amended Schedule 13D filed with the SEC on September 17, 2021 by MacAndrews & Forbes Incorporated, reporting beneficial ownership. The underlying beneficial owners, MFV Holdings One LLC and ST Holdings One LLC, are direct wholly owned subsidiaries of MacAndrews & Forbes Group LLC, which is direct wholly owned subsidiary of MacAndrews and Forbes Incorporated. The ROP Revocable Trust dated 1/9/2018, of which Ronald O. Perelman is the sole trustee and beneficiary, is the sole stockholder of MacAndrews & Forbes Incorporated. Each of MacAndrews & Forbes Incorporated, MacAndrews & Forbes LLC, MFV Holdings One LLC, and ST Holdings One LLC has shared voting and dispositive power over 24,156,358 shares of Common Stock.

(4)	Based on the amended Schedule 13G filed with the SEC on February 1, 2024 by John Latane Lewis, IV reporting beneficial ownership.
(5)
Includes 30,912 shares of Common Stock issuable upon exercise of options. Also includes 17,298 restricted stock units vesting on June 11, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 11, 2024.

(6)
Includes 29,049 shares of Common Stock issuable upon exercise of options. Also includes 17,298 restricted stock units vesting on June 11, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 11, 2024.

(7)
Includes 26,838 shares of Common Stock issuable upon exercise of options. Also includes 17,298 restricted stock units vesting on June 11, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 11, 2024

(8)	Includes 17,298 restricted stock units vesting on June 11, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 11, 2024.
(9)
Includes 30,912 shares of Common Stock issuable upon exercise of options. Also includes 17,298 restricted stock units vesting on June 11, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 11, 2024.

(10)
Includes 30,912 shares of Common Stock issuable upon exercise of options. Also includes 17,298 restricted stock units vesting on June 11, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 11, 2024.

(11)
Includes 30,912 shares of Common Stock issuable upon exercise of options. Also includes 17,298 restricted stock units vesting on June 11, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 11, 2024.

(12)
Includes 29,049 shares of Common Stock issuable upon exercise of options. Also includes 17,298 restricted stock units vesting on June 12, 2024. Excludes 7,414 restricted stock units expected to be settled in cash on June 12, 2024.

(13)	See footnotes (6)-(12).

MANAGEMENT
Executive Officers
The following table sets forth certain information with respect to the current executive officers of SIGA:
Name	Age	Position
Diem Nguyen, Ph.D. MBA	52	Chief Executive Officer and Director
Daniel J. Luckshire	53	Executive Vice President, Chief Financial Officer and Corporate Secretary
Dennis E. Hruby, Ph.D.	72	Executive Vice President and Chief Scientific Officer
Lawrence R. Miller	56	General Counsel
Jay K. Varma, M.D.	52	Executive Vice President and Chief Medical Officer and Director
Biographical information for each of our current executive officers is set forth below, other than Dr. Nguyen and Dr. Varma, whose biographical information is set forth under “Director Nominee Information.”
Daniel J. Luckshire has served as Executive Vice President and Chief Financial Officer since February 2011. Prior to joining SIGA, Mr. Luckshire was a strategic advisor and private investor for companies within specialized market segments. Between 1998 and 2008, Mr. Luckshire was an investment banker at Merrill Lynch & Co., where he held various positions of increasing responsibility. Prior to his employment with Merrill Lynch, Mr. Luckshire was a member of the management team that built USI Insurance Services into a national insurance brokerage and was a CPA at PricewaterhouseCoopers LLP. Mr. Luckshire has a Master of Business Administration degree in Finance and Strategic Management from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree from Villanova University.
Dennis E. Hruby, Ph.D. has served as Executive Vice President and Chief Scientific Officer since December 2020. From June 2000 to December 2020, Dr. Hruby served as the Vice President and Chief Scientific Officer. From April 1997 through June 2000, Dr. Hruby was our Vice President of Research. From January 1996 through March 1997, Dr. Hruby served as a senior scientific advisor to SIGA. Dr. Hruby is an Adjunct Courtesy Professor of Microbiology at Oregon State University, and from 1990 to 1993 was Director of the Molecular and Cellular Biology Program and Associate Director of the Center for Gene Research and Biotechnology. Dr. Hruby specializes in virology and cell biology research, and the use of viral and bacterial vectors to produce recombinant vaccines as well as antiviral development. He is a member of the American Society of Virology, the American Society for Microbiology and a fellow of the American Academy of Microbiology. Dr. Hruby received a Ph.D. in microbiology from the University of Colorado Medical Center and a B.S. in microbiology from Oregon State University.
Lawrence R. Miller began serving as General Counsel in March 2024. From December 2019 to March 2024, Mr. Miller served as General Counsel and Secretary of Phathom Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. From March 2019 to November 2019, he served as General Counsel and Secretary of Cyclerion Therapeutics, Inc., also a publicly traded biopharmaceutical company. From July 2015 through September 2018, Mr. Miller served as General Counsel and Secretary of Blue Buffalo Pet Products, a publicly traded premium pet food company acquired by General Mills in April 2018. From October 2000 to July 2005, and July 2006 to June 2015, he served in roles on increasing responsibility at Pfizer Inc including Chief Counsel of its Established Pharmaceuticals and Consumer Healthcare businesses. Earlier in his career, Mr. Miller served as a law clerk on the United States District Court for the Southern District of New York and the United States Court of Appeal for the First Circuit, and served as an associate at Arnold & Porter and Weil, Gotshal & Manges. Mr. Miller received a bachelor’s degree from Dartmouth College, magna cum laude, and a law degree from Columbia Law School.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee of the Board of Directors is responsible for reviewing and recommending to the Board of Directors the compensation of our “named executive officers,” as such term is defined in Regulation S-K promulgated under the Exchange Act (“Named Executive Officers”), as well as our other key employees. In this regard, the Compensation Committee has the responsibility to establish a compensation policy for executive officers and key employees designed to (i) attract and retain the best possible executive talent; (ii) tie annual and long-term cash and stock incentives to achievement of corporate and individual performance objectives; (iii) provide competitive compensation to our officers and key employees to align executives’ incentives with the creation of stockholder value, and (iv) serve the short and long-term interests of the Company.
As a general matter, the compensation policy for officers and key employees has historically included a combination of the following:
•	base salary, which is determined on an annual or semi-annual basis,
•	annual or other time-based cash incentive compensation, and
•	long-term incentive compensation often in the form of equity awards.
This section discusses the principles underlying our executive compensation policies, our decisions in 2023 with respect to our Named Executive Officers and the principles that we expect to use in coming years.
Our Named Executive Officers
For 2023, our Named Executive Officers and their titles were:
Name(1)	Title
Phillip L. Gomez, Ph.D.(2)	Chief Executive Officer and Director
Daniel J. Luckshire	Executive Vice President, Chief Financial Officer and Corporate Secretary
Dennis E. Hruby, Ph.D.	Executive Vice President and Chief Scientific Officer
Jay K. Varma, M.D.	Executive Vice President and Chief Medical Officer
(1)	Our Named Executive Officers were our only executive officers during 2023.
(2)	Dr. Gomez retired from the Company effective January 26, 2024.
Our Compensation Philosophy and Program Objectives
The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent, to motivate such executives to achieve the goals inherent in the Company’s business strategy, to maximize the link between executive and stockholder interests and to recognize individual contributions, as well as overall business results. Results taken into account include both short-term results of the immediately preceding fiscal year and long-term results, which include recognition of the Company’s performance and achievements likely to contribute to shareholder value creation over a longer period. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive’s compensation to performance.
Our executive compensation program includes the following key elements of compensation:
Compensation Element	Form of Payment	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s leadership retention objectives.

Our Executive Compensation Decision Process
The Role of the Compensation Committee
Our Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation for the Company’s executive officers, including the Chief Executive Officer. In its discretion, the Compensation Committee may establish cash or equity incentive programs and otherwise award cash bonuses or equity-based awards to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive discretionary bonuses and equity-based awards at the sole discretion of the Board of Directors. The Board of Directors’ decisions in such matters have been delegated from time to time to the Compensation Committee. In connection with its review of compensation matters for the Company’s executive officers, the Compensation Committee considers a range of factors, including: the executive’s performance and long-term contribution to achieving the Company’s objectives, the Company’s financial performance, economic and business conditions affecting the Company, the financial condition of the Company, information regarding the compensation of similarly situated executives at peer companies, and historical compensation of Company executives. The Compensation Committee either makes cash or/and equity-based awards or makes recommendations to the Board of Directors with respect to the amounts of such awards based on factors considered.
The Compensation Committee evaluates, at least once a year, the performance of our executive officers and other key employees in light of goals and objectives established by the Compensation Committee. Based upon these evaluations, the Compensation Committee either adjusts the compensation of such personnel as appropriate or recommends to the full Board of Directors any adjustment for such personnel, including any change to base salary, incentive cash compensation and equity awards. In its evaluation of the Chief Executive Officer, the Compensation Committee considers overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; and the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors, and shareholders. In its evaluation of the Executive Vice President & Chief Financial Officer, the Compensation Committee considers the Company’s financial performance, the Chief Financial Officer’s role in achieving our short-term and long-term financial, strategic and operational goals; the Chief Financial Officer’s contribution to the management of the Company; the Chief Financial Officer’s relationship with shareholders and potential investors; the Chief Financial Officer’s efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, the securities laws and all related regulations) and the preparation of and compliance with the Company’s budget; and responsiveness in addressing any financial or operational issues as they arise. In its evaluation of the Company’s Executive Vice President & Chief Scientific Officer, the Compensation Committee considers achievement of program objectives within budgetary and timeline requirements; the Chief Scientific Officer’s contribution to key short-term and long-term business and science initiatives; the Chief Scientific Officer’s contribution to scientific, regulatory and clinical responses to emerging trends; relationships with regulators and current and possible future scientific partners; compliance with contract and grant requirements; and management of the Company’s research and development facility located in Corvallis, Oregon. With respect to the Chief Medical Officer, such officer commenced employment in September 2023 and compensation for 2023 was specified in the officer’s employment contract. For all of our current Executive Officers, the Compensation Committee considers performance in connection with government contracts.
The Role of Executive Officers in Setting Compensation Decisions
Regarding most compensation matters, the Chief Executive Officer has historically provided recommendations to the Compensation Committee relying on his personal experience with respect to evaluating the contribution of our other executive officers. Dr. Phillip L. Gomez, our Chief Executive Officer in 2023, was involved in compensation recommendations for 2023, with input from our Executive Vice President & Chief Financial Officer, and Executive Vice President & Chief Scientific Officer, in each case as it relates to the compensation of other executive officers or key employees. The Compensation Committee considers, but retains the right to reject or modify, such recommendations. Although the Chief Executive Officer may attend a portion of the meetings of the Compensation Committee, neither the Chief Executive Officer nor any other member of management may be present during executive sessions of the Compensation Committee. Moreover, the Chief Executive Officer may not be present when decisions with respect to his compensation are made.

The Role of the Independent Compensation Consultants
The Compensation Committee has the authority to retain compensation consultants to advise the Compensation Committee as it deems necessary to carry out its duties. In 2023, the Compensation Committee used the services of Pearl Meyer & Partners (“Pearl Meyer”) as its independent executive compensation consultant in accordance with its Committee Charter. The Compensation Committee has the discretion to use analyses prepared by the consultant as part of its review of SIGA’s executive compensation practices. The consultant reports directly to the Compensation Committee, and the Compensation Committee has the final authority to hire and terminate the consultant.
Pearl Meyer is available to attend meetings of the Compensation Committee when requested, and is available to communicate with the committee chairperson between meetings; however, the Compensation Committee makes all decisions regarding any compensation matters that are discussed with Pearl Meyer.
Pearl Meyer does not provide any consulting advice to SIGA other than these services to the Compensation Committee. In retaining Pearl Meyer, the Compensation Committee has considered the independence factors required under Nasdaq rules.
The Role of Competitive Market Data and Benchmarking
In reviewing the compensation of the Chief Executive Officer and other executive officers, the Compensation Committee considers the compensation awarded to executives of similarly situated companies, the Company’s performance, the respective individual’s performance and long-term contribution to achieving the Company’s objectives, compensation given to executives in past years, anticipated changes to future duties and other factors the Compensation Committee deems appropriate. As necessary, the Compensation Committee works with its independent consultants to develop reasonable market benchmarks, relying on data from well-recognized compensation survey providers, as well as general marketing knowledge. Additionally, a peer group for the Company, which is periodically updated in consultation with the Compensation Committee’s independent compensation consultants, is periodically used as a reference point for executive compensation levels. Setting of the peer group reflects a variety of factors, including: the industry specialization of potential peer companies, the number of commercial drug products in select geographic markets at potential peer companies, the historical market capitalization of SIGA relative to the market capitalization of potential peer companies, and the historical and expected gross and net cash inflows of SIGA relative to the actual and projected commercial revenue and EBIT of potential peer companies. This group of companies provides appropriate compensation data because of comparable quantitative and qualitative metrics and because these companies may compete with us for executives and other employees.
The group of companies in the current peer group consist of:
Catalyst Pharmaceuticals, Inc.	Paratek Pharmaceuticals, Inc.*
Intercept Pharmaceuticals, Inc.*	Rigel Pharmaceuticals, Inc.
Mannkind Corp.	Travere Therapeutics, Inc.
Omeros Corporation	Vanda Pharmaceuticals, Inc.
*	Intercept was acquired in September 2023 and Paratek was acquired in June 2023.
The Role of Shareholder Advisory Votes on Named Executive Officer Compensation
The Company’s shareholders are provided with an opportunity to cast an advisory vote every three years on the Company’s executive compensation program. At the Company’s annual meeting held in June 2023, a majority of the votes cast supported our Company’s executive compensation program. A majority of shareholders also voted in favor of the Company’s proposal to continue the practice of submitting named executive officer compensation to a shareholder advisory vote every three years. The Compensation Committee will continue to consider the outcome of our past and future advisory vote proposals when making future compensation decisions for the Named Executive Officers. Based on the voting results the Company’s annual meeting held in June 2023 on the non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation (and consistent with the prior recommendation of the Board of Directors), the Board of Directors has determined that advisory votes on named executive officer compensation will be submitted to stockholders once every three years until the next required vote on the frequency of such votes.

OUR 2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Base Salary
The compensation philosophy of the Company is to maintain executive base salary at a competitive level to enable the Company to attract and retain executives and key talent needed to accomplish the Company’s goals. In determining the appropriate base salary levels and, to a lesser extent, other compensation elements, the Compensation Committee considers the scope of responsibility, prior experience and past accomplishments, and anticipated changes to future job responsibilities, as well as historical practices within the Company. Economic, legal and business conditions affecting the Company are also considered. The Compensation Committee also considers historical levels of salary paid by the Company as well as the provisions in the various executives’ employment contracts with the Company, which contracts are more fully discussed elsewhere in this proxy statement.
Periodic adjustments in base salary may be merit-based with respect to individual performance or tied to the Company’s financial condition or specified in executives’ employment agreements or based on other competitive factors. The Compensation Committee takes into account the effect of any transaction outside of the ordinary course of business that has been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include the Company’s competitive position, scientific developments and improvements in relations with employees and stakeholders.
For each of Dr. Gomez, Mr. Luckshire, Dr. Hruby, and Dr. Varma, we paid a base salary in 2023 in accordance with such executive’s employment agreement, as previously adjusted. For 2024, the base salaries of these executives were reviewed by our Compensation Committee and Dr. Gomez, Dr. Hruby, and Mr. Luckshire each received a 3% salary increase, effective as of January 1, 2024. The salary percentage increase reflects a series of considerations including the level of compensation increases across employee groups within the Company as well as inflationary factors. Dr. Varma will continue to receive the base salary agreed upon in his employment agreement for 2024.
The base salary levels of these executives reflect our Compensation Committee’s judgment, which took into account each executive’s respective position and tenure, our present needs, the general business environment, the executive’s individual performance, achievements and prior contributions and anticipated performance levels.
Annual Incentive Compensation
The Compensation Committee, in its discretion, may establish cash incentive programs and otherwise award bonuses to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive bonuses, in the sole discretion of the Board of Directors or Compensation Committee based on the executive’s performance, economic and business conditions affecting the Company, and the financial condition of the Company. The Compensation Committee approves or makes recommendations to the Board of Directors with respect to annual incentive compensation.
2023 Performance Year Bonus Program
For the 2023 performance year, the Board of Directors approved cash bonuses for executive officers based on the recommendation of the Compensation Committee. The Compensation Committee evaluated the performance of executive officers, and set cash bonus eligibility, within the context of the Company’s overall performance. Performance has been assessed by the Compensation Committee and the Board of Directors based upon a range of considerations.
Key corporate goals, as established early each year, provide the Compensation Committee and the Board of Directors with a measurement guide for executive officer performance. Such goals measure progress in the context of strategic, financial, commercial and regulatory activities that are believed to create enterprise value. These corporate goals are heavily weighted toward activities important in the successful performance of our existing government contracts (domestic and/or international), the award of new government contracts (domestic and/or international), the pursuit of emerging opportunities, continued and substantive R&D and regulatory progress in connection with TPOXX, and the building of capabilities that would support long-term growth at the Company. Achievement of pre-specified corporate goals, as well as achievement of corporate goals added during the year in response to new or evolving opportunities, in combination with other considerations as contemplated by the Compensation Committee and the Board of Directors, provided executives with an opportunity to earn a cash bonus. The target annual bonus in 2023 (the “Target Annual Cash Bonus”) is equivalent to 100% of annual base salary for each Named Executive Officer. A pro-rate portion of Dr. Varma’s 2023 annual bonus was guaranteed at target level in accordance with the terms of his employment contract with the Company.
A summary of key corporate goals for the 2023 performance year is as follows:
•	Maximize the value of procurement contract opportunities with the U.S. government.
•	Build on sales progress in international markets that started with the 2022 mpox outbreak.
•	Achieve substantial progress in the expansion of TPOXX label indications (including post-exposure prophylaxis, and mpox clinical activity).
•	Continue to identify and pursue asset maximization (including capital management) and strategic opportunities for the Company.
•	Continue to evolve mpox response strategies.
For the 2023 performance year, based on a range of considerations including the achievement of corporate goals and each individual’s contribution to Company performance (as discussed below), the Compensation Committee recommended to the Board of Directors, that Dr. Gomez, Mr. Luckshire and Dr. Hruby be paid a performance cash bonus equivalent to their Target Annual Cash Bonus.
For Dr. Gomez, the Board of Directors approved a cash bonus of $912,928 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Dr. Gomez’s contribution to the Company’s performance, a broad range of factors were considered, including: Dr. Gomez’s role in the Company’s performance in the context of corporate goals; the overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors and shareholders; and Dr. Gomez’s leadership with respect to government procurement and development contracts and business development initiatives.
For Mr. Luckshire, the Board of Directors approved a cash bonus of $709,070 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Mr. Luckshire’s contribution to the Company’s performance, a broad range of factors were considered, including: Mr. Luckshire’s role in the Company’s performance in the context of corporate goals; Mr. Luckshire’s contribution to the management of the Company; Mr. Luckshire’s relationships with shareholders and potential investors; Mr. Luckshire’s efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, securities laws and all related regulations), and the preparation of and compliance with the Company’s budget; Mr. Luckshire’s responsiveness in addressing any timely financial or operational developments as they arose; and Mr. Luckshire’s substantive role in the performance of government procurement contracts.
For Dr. Hruby, the Board of Directors approved a cash bonus of $705,557 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Dr. Hruby’s contribution to the Company’s performance, a broad range of factors were considered, including: Dr. Hruby’s role in the Company’s performance in the context of corporate goals; Dr. Hruby’s achievement of development program objectives within budgetary requirements; Dr. Hruby’s contribution to key business initiatives; Dr. Hruby’s relationships with regulators and current and possible future scientific partners; compliance with government contract requirements; Dr. Hruby’s management of the Company’s research and development facility located in Corvallis, Oregon; Dr. Hruby’s contribution to scientific, regulatory and clinical responses to emerging trends; and Dr. Hruby’s substantial role in the performance of development and procurement contracts with the U.S. government.
For Dr. Varma, the Board of Directors approved a cash bonus of $242,466, which represented a pro-rated annual bonus payment previously agreed in Dr. Varma’s employment contract.
The cash bonuses for Dr. Gomez, Mr. Luckshire, Dr. Hruby, and Dr. Varma were paid in January 2024.
We believe that our annual incentive bonus program motivates and encourage our executives to fulfill or exceed our objectives and provide us with the opportunity to maximize long-term value creation for the Company.

Long-Term Equity Incentive Awards
The Compensation Committee believes that granting equity-based incentives can provide officers and employees with a strong economic interest in maximizing stock price appreciation over the long term. The Compensation Committee also believes that the practice of granting equity-based incentives can be useful in retaining and recruiting the key talent necessary to ensure the Company’s continued success. This element of compensation is governed by the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) which provides for grants of incentive stock options (“ISOs”); nonqualified stock options; stock appreciation rights (“SARs”); restricted stock units (“RSUs”); and shares of restricted and unrestricted stock to our executives, directors and employees. The 2010 Plan is administered by our Compensation Committee, which takes into account of management’s recommendations concerning persons to be granted awards, and determines the number of and type of equity-based awards to be granted to each such person, and the terms and conditions of any grant as permitted under the 2010 Plan.
In determining whether to grant a share-based award to a Named Executive Officer and if so, in assessing the size of a share-based award, the Compensation Committee considers not only competitive market factors, changes in responsibility, prior year compensation and the executive officer’s performance, but also the number, term and vesting of stock-based awards previously granted to the officer. The Compensation Committee may also consider the total compensation package or changes made thereto, when determining whether to make a stock-based award. The number of shares granted to a Named Executive Officer, and whether shares are granted, is determined by the Compensation Committee based on its consideration of the nature of the Named Executive Officer’s individual responsibilities and short and long-term contributions. In connection with its review of compensation matters for the Company’s executive officers, the Compensation Committee also reviews information regarding the overall compensation, including stock-based awards, of similarly situated executives at peer companies.
In May 2023, Mr. Luckshire and Mr. Hruby each received an equity award. Mr. Luckshire and Mr. Hruby each received an award in May 2023 of 48,387 and 64,516 RSUs, respectively which vest in equal yearly installments over a period of two years with half of such RSUs vesting on July 1, 2024 and the other half vesting on July 1, 2025, subject to continued employment. The awards of RSUs were made, in part, in recognition of Mr. Luckshire’s and Mr. Hruby’s historical contributions to the Company’s financial and operational performance during prior periods as to which awards had not been made.
OTHER COMPENSATION PRACTICES, POLICIES AND GUIDELINES
Clawback Policy
We have adopted a clawback policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and Nasdaq Listing Standards implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our clawback policy, in the event that we are required to prepare an accounting restatement for periods ending on or after October 2, 2023, we will attempt to recover from our current or former executive officers the pre-tax amount of any erroneously awarded incentive compensation. For purposes of the clawback policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any measures determined and presented in accordance with the accounting principles used in preparing our financial statements, and any measures that are derived wholly or in part from such measures including GAAP and non-GAAP financial measures, as well as stock or share price and total shareholder return.
Common Stock Ownership Requirements
While we have not adopted a formal written policy on common stock ownership requirements, part of our compensation philosophy involves common stock ownership by our executive officers because we believe that it helps align their financial interests with those of our stockholders.
Hedging Policy
Pursuant to the Company’s securities trading policy, directors and officers (as well as all other employees) of the Company are prohibited from engaging in “hedging” transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds unless pre-cleared by the Company’s general counsel, and are also prohibited from short-selling Company securities (i.e., selling Company securities that the officer, other employee or director does not own in the expectation that the price will decline), in a manner which is contrary to the provisions of Section 16(c) of the Exchange Act, regardless of whether Section 16(c) applies to such person.

Timing of Awards
Our Compensation Committee has the authority to issue equity awards under our incentive plan. The Compensation Committee strives to ensure that any award is made in such a manner to avoid even the appearance of manipulation because of its award date.
Additional Benefits and Perquisites
Our officers and key employees are entitled to participate in the benefit plans which are generally available to all employees, including health, dental, life, and accidental disability. For each of these benefit plans, the Company makes contributions to the premiums paid to the plans. The Company also offers a 401(k) defined contribution plan, but it makes no contribution to the 401(k) plan. In each case, we provide these benefits to our executive officers on the same basis as our other employees.
Severance and Change of Control Agreements
We also provide our executive officers with severance and change of control arrangements in their employment contracts. The severance and change of control packages are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional careers to our success. Due to our size relative to other public companies and our operating history, we believe that severance and change of control arrangements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business. Details with respect to our severance and change of control arrangements with our executive officers are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Tax and Accounting Considerations
The Compensation Committee takes into account the deductibility of compensation and the accounting treatment of such compensation in determining Named Executive Officer compensation. However, the Compensation Committee retains its discretion to authorize compensation payments notwithstanding such tax or accounting consequences, based on an overall assessment of the applicable circumstances.

COMPENSATION COMMITTEE REPORT
The Compensation Committee, comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the Compensation Committee,

Julian Nemirovsky, Chairperson Gary J. Nabel Holly Phillips

Summary Compensation Table
The following table sets forth the total compensation of the Company’s Named Executive Officers for the last three fiscal years ended December 31, 2023:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)	Total ($)
Phillip L. Gomez, Ph.D.(3) Chief Executive Officer	2023	912,928	912,928	—	—	—	—	1,825,856
	2022	869,456	869,456	—	—	—	—	1,738,912
	2021	844,132	844,132	—	—	—	—	1,688,264
Daniel J. Luckshire Executive Vice President, & Chief Financial Officer	2023	709,070	709,070	300,000	—	—	—	1,718,140
	2022	675,305	709,070	—	—	—	—	1,384,375
	2021	655,636	655,636	—	—	—	—	1,311,272
Dennis E. Hruby, Ph.D. Executive Vice President & Chief Scientific Officer	2023	705,557	705,557	400,000	—	—	—	1,811,114
	2022	671,960	739,156	—	—	—	—	1,411,116
	2021	652,388	652,388	—	—	—	—	1,304,776
Jay K. Varma, M.D. Executive Vice President & Chief Medical Officer	2023	244,318	242,466	—	—	—	183,750(4)	670,534
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
(1)	Bonuses are shown in the year in which they were accrued and earned.
(2)
Amounts set forth in this column represents the aggregate grant date fair value of RSUs in accordance with FASB ASC Topic 718. No assumptions were made in this calculation. Mr. Hruby and Mr. Luckshire were awarded 64,516 and 48,387 RSUs, respectively, on May 11, 2023.

(3)	Mr. Gomez resigned effective January 26, 2024.
(4)
Represents compensation earned during 2023 as a Board member, prior to becoming an employee of the Company, which consists of $33,750 of fees earned and an annual award of RSUs with a grant date value of $150,000 computed in accordance FASB ASC Topic 718. No assumptions were made in this calculation.

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Phillip L. Gomez, Ph.D.	—	—	—	—	—
Daniel J. Luckshire	5/11/2023	48,387(2)	—	—	300,000
Dennis E. Hruby	5/11/2023	64,516(2)	—	—	400,000
Jay K. Varma Ph.D.	6/12/2023	24,712(3)	—	—	150,000
(1)	Represents the grant date fair value of RSUs granted in 2023 computed in accordance with FASB ASC Topic 718. No assumptions were made in this calculation.
(2)
Represents the number of RSUs awarded to Mr. Luckshire and Mr. Hruby. Mr. Luckshire and Mr. Hruby were awarded 48,387 and 64,516 RSUs, respectively, in May 2023. The awards vest in equal yearly installments over a period of two (2) years, with 50% of such RSUs vesting on July 1, 2024 and the remaining 50% of such RSUs vesting on July 1, 2025, subject to continued employment.

(3)
Represents 17,298 stock-settled RSUs awards and 7,414 cash-based RSUs awarded to Dr. Varma as part of his annual Director compensation prior to joining the Company as an executive officer. The awards vest on June 11, 2024, subject to continued employment or service.

Equity Awards
All of the stock disclosed in the Grants of Plan-Based Awards table were issued under the 2010 Plan.

Outstanding Equity Awards at Fiscal Year End
Outstanding Equity Awards at Fiscal Year End
The following table provides certain summary information concerning unexercised options and equity incentive plan awards for each Named Executive Officer as of December 31, 2023:
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Phillip L. Gomez. Ph.D.	—	—	—	—	—	—	—	—	—
Daniel J. Luckshire	—	—	—	—	—	48,387(1)	292,741	—	—
Dennis E. Hruby, Ph.D.	—	—	—	—	—	64,516(1)	390,322	—	—
Jay K. Varma, M.D.	27,060(4)	—	—	8.56(4)	11/10/2032	17,298(2)	96,869	—	—
	—	—	—	—	—	7,414(3)	41,518	—	—
(1)
Represents RSUs granted on May 11, 2023, which vest in equal yearly installments over a period of two (2) years, with the 50% of such RSUs vesting on July 1, 2024 and the remaining 50% of such RSUs vesting on July 1, 2025. Values are based on the closing price of the Company’s common stock on December 29, 2023 (the last trading day of 2023) of $5.60 per share plus the accrued dividend of $0.45 declared on May 4, 2023 which will be paid as the underlying RSUs vest.

(2)	Represents RSUs granted on June 12, 2023, which vest on June 11, 2024. Value is based on the closing price of the Company’s common stock on December 29, 2023 of $5.60 per share.
(3)	Represents cash-based RSUs granted on June 12, 2023, which vest on June 11, 2024. Value is based on the closing price of the Company’s common stock on December 29, 2023 of $5.60 per share.
(4)	Amounts were adjusted to reflect the impact of the 2023 dividend declared on May 4, 2023.
Employment Agreements
During 2023, we had employment agreements with Dr. Gomez, Mr. Luckshire, Dr. Hruby and Dr. Varma.
Phillip L. Gomez – Former Chief Executive Officer
On October 13, 2016, we entered into an employment agreement with Dr. Phillip L. Gomez, under which Dr. Gomez was entitled to receive (i) an annual base salary of $750,000, subject to an automatic annual increase of three percent (3%) and (ii) an annual cash bonus, the target of which was 100% of his base salary. In the event of a Change of Control of the Company, Dr. Gomez would have received an annual cash bonus for the year in which the Change of Control occurred equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, assuming that Dr. Gomez remained employed on the last day of such calendar year.
On January 13, 2023, Dr. Gomez provided notice to the Company of his intent to retire as Chief Executive Officer of the Company in 2023 and to resign from the Board of Directors. As part of Dr. Gomez’s transition, we entered into an amended and restated transition agreement with Dr. Gomez on July 26, 2023, which was subsequently amended on January 1, 2024, under which Dr. Gomez agreed to serve as Chief Executive Officer of the Company until the earlier of (A) March 31, 2024 or (B) the date a new Chief Executive Officer commenced services with the Company in such role. Under the amended and restated transition agreement, as further amended, Dr. Gomez was entitled receive compensation and benefits in the ordinary course through the date of his termination of employment, including his annual bonus for 2023. Upon his retirement effective January 26, 2024, Dr. Gomez ceased providing services to the Company and he was not entitled to any severance payments or benefits in connection with such termination of employment. The severance amounts described below are provided in accordance with SEC rules and do not reflect payments actually received by Dr. Gomez.

Daniel J. Luckshire – Executive Vice President & Chief Financial Officer
Pursuant to the amended and restated employment agreement (the “Post-Plan Luckshire Agreement”) that became effective on April 12, 2016 (the effective date of the Plan of Reorganization filed with the Bankruptcy Court for the Southern District of New York in connection with the Company’s then-pending chapter 11 case (as amended the “POR”)), we agreed to pay to Mr. Luckshire an annual base salary of $506,480, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year. The automatic increase terminates upon the third (3rd) anniversary of the occurrence of a Change of Control. The Compensation Committee may increase Mr. Luckshire’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Mr. Luckshire’s base salary. Effective January 1, 2018, Mr. Luckshire’s base salary was adjusted to $600,000 pursuant to review and approval by the Compensation Committee. On January 1, 2024, Mr. Luckshire’s base salary was adjusted to $730,342 pursuant to an annual increase approved by the Board of Directors. Under the terms of the Post-Plan Luckshire Agreement, Mr. Luckshire is also eligible to receive an annual cash bonus, the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Mr. Luckshire shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the Target Annual Bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Mr. Luckshire remains employed on the last day of such calendar year. The term of his employment, pursuant to the Post-Plan Luckshire Agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Mr. Luckshire and applicable post-employment restrictive covenants are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Dennis E. Hruby – Executive Vice President & Chief Scientific Officer
Pursuant to the amended and restated employment agreement (the “Post-Plan Hruby Agreement”) that became effective on April 12, 2016 (the effective date of the POR), we agreed to pay to Dr. Hruby an annual base salary of $562,755, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year. The automatic increase terminates upon the third (3rd) anniversary of the occurrence of a Change of Control. The Compensation Committee may increase Dr. Hruby’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Dr. Hruby’s base salary.
On January 1, 2024, Dr. Hruby’s base salary was adjusted to $726,725 pursuant to an annual increase approved by the Board of Directors.
Under the terms of the Post-Plan Hruby Agreement, Dr. Hruby is also eligible to receive an annual cash bonus (separate from the milestone bonuses described above), the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Dr. Hruby shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the Target Annual Bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Dr. Hruby remains employed on the last day of such calendar year. The term of his employment, pursuant to the Post-Plan Hruby Agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Dr. Hruby and the applicable post-employment restrictive covenants are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Jay K. Varma – Executive Vice President & Chief Medical Officer
Pursuant to the employment agreement between us and Dr. Varma that became effective on July 26, 2023, we agreed to pay to Dr. Varma an annual base salary of $750,000 for each of the calendar years 2023 and 2024. The Compensation Committee may increase Dr. Varma’s base salary by additional discretionary amounts. Under the terms of the employment agreement, we also agreed to pay Dr. Varma a guaranteed annual bonus of $750,000 for calendar years 2023 and 2024, which was pro-rated for calendar year 2023 based on Dr. Varma’s employment start date. Beginning with calendar year 2025, Dr. Varma will be eligible to participate in the Company’s annual bonus program with a target bonus opportunity equal to $750,000, subject to the achievement of any performance criteria and goals. In addition, Dr. Varma will be eligible to participate in any equity program adopted by the Company from time to time, subject to the sole discretion of the Board of Directors. The initial term of Dr. Varma’s employment ends of December 31, 2024, and will automatically renew for successive one-year terms unless the Company or Dr. Varma gives notice of non-renewal in accordance with the terms of the employment agreement.
Details with respect to our severance obligations to Dr. Varma and the applicable post-employment restrictive covenants are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Option Exercises and Stock Vested
The following table sets forth any exercises of stock options and the vesting of restricted stock units for each of the Named Executive Officers for the year ended December 31, 2023:
	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phillip L. Gomez, Ph.D.	—	—	—	—
Daniel J. Luckshire	—	—	—	—
Dennis E. Hruby, Ph.D.	—	—	—	—
Jay K. Varma, M.D.	—	—	—	—
Potential Payments upon Termination or Change of Control
Severance Arrangement for Phillip L. Gomez
The following table and footnotes describe and quantify the potential payments, other than accrued benefits, to Dr. Gomez pursuant to his employment agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2023. As noted above, Dr. Gomez’s employment ended pursuant to his retirement in 2024 and no severance payments or benefits were provided in connection with his retirement.
	Termination by the Company without cause (or by the officer for good reason)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$912,928	$—	$1,825,856
Total	$912,928	$—	$1,825,856
Pursuant to the Dr. Gomez’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Dr. Gomez for good reason.
•
Termination by the Company without cause or by Dr. Gomez for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Dr. Gomez without good reason.
•	Termination by the Company based on Dr. Gomez’s death or total disability.
If Dr. Gomez’s employment agreement was terminated without cause or if Dr. Gomez terminated his employment for good reason, he would have been be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid guaranteed bonus and any accrued and unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Dr. Gomez’s employment agreement had been terminated during the Change of Control Period other than for cause or if Dr. Gomez terminated his employment during the Change of Control Period for good reason, he would have be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may have been entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid guaranteed bonus and the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company would have required to take all such action as is necessary such that all stock options and other stock-based grants to Dr. Gomez would have immediately and irrevocably vested and, to the extent applicable, become exercisable as of the date of termination and would have remained exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Dr. Gomez’s employment had been terminated by reason of death or total disability, by the Company for cause or if he voluntarily terminated his employment without good reason, he (or his estate and beneficiaries) would have been be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may have been entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement. In addition, if Dr. Gomez’s employment had terminated due to death or total disability, then Dr. Gomez would have also been entitled to the payment of any accrued but unpaid guaranteed bonus.
Severance Arrangement for Daniel J. Luckshire
The following table and footnotes describe and quantify the potential payments, other than accrued benefits, to Mr. Luckshire pursuant to the Post-Plan Luckshire Agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2023:
	Termination by the Company without cause (or by the officer for good reason)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$709,070	$—	$1,418,140
Value of accelerated stock-based grants(1)	$292,741	$—	$292,741
Total	$1,001,811	$—	$1,710,881
(1)	The amount consists of the value of unvested RSUs as of December 31, 2023 as well as accrued but unpaid dividends.

Pursuant to the Post-Plan Luckshire Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Mr. Luckshire for good reason.
•
Termination by the Company without cause or by Mr. Luckshire for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Mr. Luckshire without good reason.
•	Termination by the Company based on Mr. Luckshire’s death or total disability.
If the Post-Plan Luckshire Agreement is terminated or non-renewed without cause or if Mr. Luckshire terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Post-Plan Luckshire Agreement is terminated during the Change of Control Period other than for cause or if Mr. Luckshire terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Mr. Luckshire shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Mr. Luckshire’s employment is terminated by reason of death or total disability, by the Company for cause or if he voluntarily terminates his employment without good reason, he (or his estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement.

Severance Arrangement for Dennis E. Hruby
The following table and footnotes describe and quantify the potential payments, other than accrued benefits, to Dr. Hruby pursuant to the Post-Plan Hruby Agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2023:
	Termination by the Company without cause (or by the officer for good reason)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$1,411,114	$—	$2,116,671
Value of accelerated stock-based grants(1)	$390,322	$—	$390,322
Total	$1,801,436	$—	$2,506,993
(1)	The amount consists of the value of unvested RSUs as of December 31, 2023 as well as accrued but unpaid dividends.
Pursuant to the Post-Plan Hruby Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Dr. Hruby for good reason.
•
Termination by the Company without cause or by Dr. Hruby for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Dr. Hruby without good reason.
•	Termination by the Company based on Dr. Hruby’s death or total disability.
If the Post-Plan Hruby Agreement is terminated or non-renewed without cause or if Dr. Hruby terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for two (2) years (except in the case of non-renewal, in which event such continued payment will be for one (1) year); (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Post-Plan Hruby Agreement is terminated during the Change of Control Period other than for cause or if Dr. Hruby terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for two (2) years; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Dr. Hruby shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Dr. Hruby’s employment is terminated by reason of death or total disability, for cause or if he voluntarily terminates his employment without good reason, he (or his estate or beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement.
Severance Arrangement for Jay K. Varma
The following table and footnotes describe and quantify the potential payments, other than accrued benefits, to Dr. Varma pursuant to the employment agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2023:
	Termination by the Company without cause (or due to non- renewal) or by the officer for good reason	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$992,466	$—	$992,466
Value of accelerated stock-based grants(1)	$138,387	$—	$138,387
Total	$1,130,853	$—	$1,130,853
(1)	The amount consists of the value of unvested RSUs as of December 31, 2023.
Pursuant to Dr. Varma’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause (including non-renewal of the employment agreement) or by Dr. Varma for good reason.
•
Termination by the Company without cause or by Dr. Varma for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Dr. Varma without good reason.
•	Termination by the Company based on Dr. Varma’s death or total disability.
If Dr. Varma’s employment is terminated without cause (including due to non-renewal) or if Dr. Varma terminates his employment for good reason, he will be entitled to the following payments and benefits, in addition to accrued benefits: (i) the continued payment of his base salary until the later of (A) the end of December 31, 2024, and (B) twelve (12) months following such termination; (ii) a pro-rata target annual bonus in respect of the fiscal year in which such termination occurs; (iii) if such termination had occurred before December 31, 2023, his guaranteed bonus for 2023, which would have been pro-rated based on his employment start date; (iv) if such termination occurs before December 31, 2024, his guaranteed bonus for 2024; (v) twelve (12) months COBRA continuation coverage at active employee rates; and (vi) accelerated vesting of all of his equity-based awards (A) outstanding and unvested as of the date of such termination and (B) scheduled to vest within twelve (12) months immediately following such termination. If Dr. Varma experiences a qualifying termination within two (2) years following a change of control of the Company, then all of his then outstanding and unvested equity awards will vest on the date of the qualifying termination.
If Dr. Varma’s employment is terminated by reason of death or total disability, by the Company for cause or if he voluntarily terminates his employment without good reason, he (or his estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination, reduced by the aggregate amounts payable to Dr. Varma under any disability benefit plan or program; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) other than in the event of Dr. Varma’s termination of employment for cause, the payment of any accrued but unpaid guaranteed or annual bonuses, as applicable, from a performance period ending on or preceding the date of termination of employment.
Other General Terms
Circumstances Triggering Payments
“Cause”, “good reason” and “change of control” are defined in Dr. Gomez, Mr. Luckshire, Dr. Hruby, and Dr. Varma’s current employment agreements as follows:
“Cause” generally includes:
•
executive officer’s neglect or failure or refusal to perform his duties under the applicable employment agreement (other than as a result of total or partial incapacity due to physical or mental illness);

•
any act by or omission of executive officer constituting gross negligence or willful misconduct in connection with the performance of his duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates;

•	perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof;
•
the commission by or indictment of executive officer for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment”, for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

•	the breach of a covenant set forth in the applicable employment agreement; or
•	any other material breach of the applicable employment agreement.
“Good reason” generally includes:
•	the Company failing to pay executive officer his base salary or compensation (as applicable);
•	Other than with respect to Dr. Varma, executive officer no longer holding his agreed upon office or offices of equivalent stature, or his functions and/or duties being materially diminished; or
•
executive officer’s job site being involuntarily relocated to a location which is more than fifty (50) miles from the agreed upon location or in the case of Dr. Varma, his job site being involuntarily relocated to a location outside the New York metropolitan area (which includes parts of New York, New Jersey and Connecticut).

A “Change of Control” is (or would have been) deemed to occur:
•
upon the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than executive officer, his designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

•
upon stockholders of the Company approving a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•
upon the stockholders of the Company approving a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets.

•
Other than with respect to Dr. Varma, if, subsequent to the Plan Covenant Termination Date (as defined in the POR), the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, on the day immediately preceding the Effective Date of the POR, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the day immediately preceding the Effective Date of the POR or whose appointment, election or nomination for election was previously so approved or recommended, but excluding (i) any director whose initial assumption of office is in connection with an actual or threatened election contest (including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person other than the Board of Directors) and (ii) any director whose initial assumption of office is in connection with the POR;

Non-Competition Provisions
Pursuant to the current employment agreements with Mr. Luckshire, Dr. Hruby, and Dr. Varma, during the respective terms thereof plus an additional twelve (12) months thereafter for Mr. Luckshire and Dr. Varma, and an additional twenty-four (24) months thereafter for Dr. Hruby, each executive officer has agreed not to engage in any competitive business with us, induce our employees to terminate their employment or solicit our customers. We have agreed to indemnify each of them under their respective employment agreements for liabilities incurred because of their employment and to provide each of them with the full protection of any directors’ and officers’ liability insurance policies maintained generally for the benefit of our officers.
CEO Pay Ratio
Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Based on SEC rules for this disclosure and applying the methodology described below, we determined that our median employee’s total compensation was $136,392. Our Chief Executive Officer’s total compensation, as set forth in the summary compensation table in this proxy statement, was $1,825,856. Accordingly, our CEO to Employee Pay Ratio is approximately 13:1.
We identified the median employee using our employee population as of December 31, 2023. We used a consistently applied compensation measure - W-2 earnings - across our employee population (excluding our Chief Executive Officer) as of such date in order to identify the median employee.
Once the median employee was identified as described above, that employee’s total annual compensation for 2023 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (“NEOs”) (including our Chief Executive Officer) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information
The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2023:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(1)	Weighted-average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Stock Units	Number of Securities Available for Future Issuance under Equity Compensation Plans(2)
Equity compensation plans approved by security holders	680,629	$6.44	3,427,112
Equity compensation plans not approved by security holders	—	—	—
Total	680,629	$6.44	3,427,112
(1)	Consists of the 1996 Incentive and Non-Qualified Stock Option Plan, as amended and restated, and the 2010 Stock Incentive Plan, as amended from time to time.
(2)	Consists of the 2010 Stock Incentive Plan, as amended from time to time.
As of December 31, 2023, there were no outstanding options, appreciation rights or restricted stock units that had been awarded outside of the Company’s equity compensation plan.
Director Compensation
The Compensation Committee of the Board of Directors conducted a review of Board compensation. The Compensation Committee’s independent compensation consultant prepared a competitive analysis and review of the cash and equity compensation for independent directors. Based on the review, the Compensation Committee recommended to the Board of Directors an independent director compensation structure. Such recommendation was approved by the Board and an updated compensation structure for non-employee directors became effective April 8, 2021. The compensation structure for non-employee directors is outlined below:
•	An annual retainer of $45,000 for members, with such payments to be made quarterly, in arrears;
•	An annual retainer of $20,000 for service as the Audit Committee Chairperson and $10,000 for service as a member of the Audit Committee, with such payments to be made quarterly, in arrears;
•
An annual retainer of $15,000 for service as the Compensation Committee Chairperson and $7,500 for service as a member of the Compensation Committee, with such payments to be made quarterly, in arrears;

•
An annual retainer of $10,000 for service as the Nominating and Corporate Governance Committee Chairperson and $5,000 for service as a member of the Nominating and Corporate Governance Committee, with such payments to be made quarterly, in arrears;

•
An annual award of RSUs with a grant value of $150,000 with up to 30% of the vested value to be settled in cash and at least 70% to be settled in stock to be granted on the date of the Annual Meeting with vesting upon the next Annual Meeting; and

•	An award of 25,000 stock options upon a director’s initial appointment to the Board of Directors vesting upon the date of such grant.

During the fiscal year ending December 31, 2023, the directors of SIGA received total compensation as shown in the following table:
Name	Fees Earned [or Paid in Cash] ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(13)	Total ($)
Jaymie A. Durnan(1)	50,000	150,000	—	—	—	6,579	206,579
Harold E. Ford, Jr(2)	50,495	150,000	—	—	—	—	200,495
Phillip L. Gomez, Ph.D.(3)	—	—	—	—	—	—	—
Julie M. Kane(4)	33,764	—	—	—	—	6,579	40,343
Evan A. Knisely(6)	24,602	150,000	122,500	—	—	240,000(14)	537,102
Joseph W. Marshall, III(7)	70,495	150,000	—	—	—	6,579	227,074
Gary J. Nabel(8)	52,500	150,000	—	—	—	6,579	209,079
Julian Nemirovsky(9)	61,745	150,000	—	—	—	6,579	218,324
Holly L. Phillips(10)	53,750	150,000	—	—	—	6,579	210,329
Michael Plansky(11)	34,066	—	—	—	—	6,579	40,645
Jay K. Varma, M.D.(12)	—	—	—	—	—	—	—
(1)	Chair of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee since June 2023.
(3)
Dr. Gomez ceased serving as a member of the Board of Directors on June 13, 2023 when his term expired at the end of our 2023 annual meeting of stockholders. Dr. Gomez did not receive additional compensation for is service on the Board. For information on the compensation paid to Dr. Gomez during fiscal year 2023, please see the Summary Compensation Table for applicable details.

(4)
Ms. Kane ceased serving as a member of the Board of Directors on June 13, 2023 when her term expired at the end of our 2023 annual meeting of stockholders. Ms Kane served as Chair of the Compensation Committee, and member of the Audit Committee.

(5)	Represents the grant date fair value of the award in accordance with the authoritative accounting literature. Valuation of the options is based on the methodology disclosed in the Form 10-k.
(6)	Member of the Board of Directors beginning in June 2023.
(7)	Member of the Nominating and Corporate Governance Committee, and chair of the Audit Committee since June 2023.
(8)	Member of the Compensation Committee.
(9)	Chair of the Compensation Committee since June 2023, and member of the Audit Committee since June 2023.
(10)	Member of the Compensation Committee since June 2023, and member of the Nominating and Corporate Governance Committee.
(11)
Mr. Plansky ceased serving as a member of the Board of Directors on June 13 2023 when his term expired at the end of our 2023 annual meeting of stockholders. Mr. Plansky served as Chair of the Audit Committee and member of the Nominating and Corporate Governance Committee.

(12)
Dr. Varma has served as Executive Vice President and Chief Medical Officer of the Company since September 2023 and a member of the Board of Directors since November 2022. For information on the fees Dr. Varma earned for his service as a member of the Board of Directors in 2023 prior to joining the Company as an executive officer, please see the Summary Compensation Table for applicable details.

(13)
Represents dividend equivalents paid with respect to RSU awards which vested during the fiscal year ending December 31, 2023; such amounts were paid out at the same time as the RSU awards to which they were attributable vested.

(14)	Represents fees earned in connection with services provided by the advisory firm owned by Mr. Knisely. See Transactions with Related Persons.

PAY VERSUS PERFORMANCE
In accordance with Item 402(v) of Regulation S-K, the Company is required to disclose pay versus performance by comparing compensation amounts previously reported for the last four calendar years to the SEC’s definition of “Compensation Actually Paid” for such years. Also as required by the SEC, this section compares Compensation Actually Paid to various measures used to gauge performance at SIGA. Compensation Actually Paid is a required disclosure item, the amount of which is calculated in accordance with SEC rules. Such measure was not incorporated into the philosophy and strategy of compensation-setting set forth in the “Compensation Discussion and Analysis” of this proxy statement.
Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO Named Executive Officers[3]	Average Compensation Actually Paid to Non-PEOs Named Executive Officers4,	Value of initial fixed $100 investment based on:		Net Income	Operating Income (Pre-Tax)[6]
					Total Shareholder Return	Peer Group Total Shareholder Return[5]
2023	$1,825,856	$1,825,856	$1,399,930	$1,373,478	$157	$115	$68,068,826	$83,621,165
2022	$1,738,912	$1,738,912	$993,871	$993,871	$176	$111	$33,904,806	$42,700,166
2021	$1,688,264	$1,688,264	$1,285,045	$1,269,045	$158	$125	$69,450,766	$89,092,799
2020	$1,639,090	$1,639,090	$1,280,950	$1,354,729	$152	$126	$56,342,010	$84,500,630
(1)
Amount included here is the amount in the “Total” column from the Summary Compensation Table (“SCT”) for the principal executive officer (“PEO”) for the applicable year. For each covered year (i.e. 2020-2023), our PEO was Dr. Gomez.

(2)
“Compensation Actually Paid” is calculated by starting with the amounts reported for the PEO in the “Total” column of the SCT for the applicable year, with such amounts adjusted for stock based compensation. The PEO received no stock based compensation during the years presented.

(3)
Amount included here is the average of the amounts in the “Total” column from the SCT for the applicable year for each of the other non-PEO NEOs. For 2023, our non-PEO NEOs were: Messrs. Luckshire, Hruby and Varma. For 2022, 2021 and 2020, our non-PEO NEOs were Messrs. Luckshire and Hruby and Ms. Robin E. Abrams (former General Counsel and Chief Administrative Officer). The 2022 amount was impacted by the resignation of Ms. Abrams, effective April 18, 2022. The 2023 amount includes compensation paid to Dr. Varma, pro-rated based on his commencement date with the Company.

(4)
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Average Total Compensation for the NEOs as a group for each year to determine the compensations “actually paid”.

Year	Reported Summary Compensation Table for Non-PEO NEOs	Average Reported Value of Equity Awards	Total Average Equity Award Adjustments(a)	Average Compensation “Actually Paid” to Non-PEO NEOs
2023	$1,399,930	$(283,333)	$256,881	$1,373,478
2022	$993,871	—	—	$993,871
2021	$1,285,045	—	$(16,000)	$1,269,045
2020	$1,280,950	—	$73,779	$1,354,729
a)	The amounts added or deducted in calculating the total average equity award adjustments are as follows:
Year	Year-End Fair Value of Equity Awards Granted During Applicable Year	Change in Fair Value as of Year- End of Any Prior Year Awards that Remain Unvested as of Year-End	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year	Total Equity Value Reflected in Compensation Actually Paid
2023	$256,881	—	—	$256,881
2022	—	—	—	—
2021	—	—	$(16,000)	$(16,000)
2020	—	$44,445	$29,334	$73,779
(5)	The peer group, for purposes of this analysis, is the Nasdaq Biotechnology Index. The company’s stock performance relative to the Nasdaq Biotechnology Index is disclosed in the Company’s Form 10-K.
(6)
Operating income (pre-tax) is a financial measure that is consistent with U.S. GAAP that is considered by the Company as part of its executive compensation program. The Compensation Committee reviews a variety of performance goals and metrics for the purpose of awarding compensation to executive officers that are consistent with the Company’s overall compensation philosophy and the long-term interests of its shareholders. Among these, the Compensation Committee has identified operating income (pre-tax) as the most important financial performance measure (that is not otherwise required to be disclosed in the table above) used by the Company to link compensation actually paid to its NEOs for the year ended December 31, 2023 to the Company’s performance.

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) cumulative total shareholder return on the common stock of the Company and cumulative total shareholder return on the stock of NASDAQ Biotech Composite Index for the last four completed fiscal years is shown in Figure 1.
Figure 1: Compensation Actually Paid versus Total Shareholder Return (“TSR”)

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) net income of the Company for the last four completed fiscal years is shown in Figure 2.
Figure 2: Compensation Actually Paid versus Net Income

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) operating income (pre-tax) of the Company for the last four completed fiscal years is shown in Figure 3.
Figure 3: Compensation Actually Paid versus Operating Income (Pre-Tax)

List of Performance Measures
The Company utilizes other important financial measures to consider for compensation actually paid to its NEOs performance as set forth in the table below.
Operating Income (Pre-Tax)
Total Product Sales and Supportive Services Revenues
Total Revenues
International Sales Revenue
Net Income
Diluted Earnings per Share
Relative TSR

TRANSACTIONS WITH RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
The Company’s policies and procedures for reviewing, approving, and ratifying transactions with related persons are set forth in a written policy.
Under these procedures, management recommends to the Audit Committee related party transactions to be entered into by the Company, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee either approves or disapproves such transactions. Management can preliminarily enter into related party transactions that are subject to ratification by the Audit Committee; provided that, if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transactions.
In addition, with respect to any related party transaction that includes a compensation component, management will submit the terms of such proposed compensation (or any subsequent material changes to such compensation) to the Compensation Committee for its review. After its review, the Compensation Committee either approves or disapproves the compensation component of the related party transaction and informs management and the Audit Committee of such approval or disapproval.
Transactions with Related Persons
Based on information provided by the directors and the executive officers, the Audit Committee determined that there were no related person transactions to be reported in this proxy statement other than:
•
On May 26, 2017, the Company and M&F entered into a ten-year office lease agreement (the “New HQ Lease”), pursuant to which the Company agreed to lease 3,200 square feet at 27 East 62nd Street, New York, New York. The Company is utilizing premises leased under the New HQ Lease as its corporate headquarters. The Company’s rental obligations consist of a fixed rent of $25,333 per month in the first sixty-three months of the term, subject to a rent abatement for the first six months of the term. From the first day of the sixty-fourth month of the term through the expiration or earlier termination of the lease, the Company’s rental obligations will consist of a fixed rent of $29,333 per month. In addition to the fixed rent, the Company pays a facility fee, in consideration of the landlord making available certain ancillary services, which commenced on the first anniversary of entry into the lease. The facility fee is $4,254 per month as of December 31, 2023, and increases by five percent each year.

•
Evan A. Knisely, a Director since June 2023, owns a boutique government-relations advisory firm that provides services to the Company. In October 2020, the Company entered into a services agreement with the advisory firm, pursuant to which the firm provides the Company with services in connection with government relations activities for a monthly fee of $20,000. This agreement remains ongoing. During the year ended December 31, 2023, the Company incurred expenses of approximately $0.2 million related to services provided by the advisory firm.

FEES BILLED BY PRICEWATERHOUSECOOPERS LLP
The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP.
	Year ended December 31,
	2023	2022
Audit Fees	$776,000	$731,246
Audit Related Fees	—	53,000
Tax Fees	—	—
All Other Fees	980	4,150
Total Fees	$776,980	$788,396
Audit Fees. Consists of fees billed for professional services rendered and expenses incurred for the integrated audit of SIGA’s annual financial statements and of its internal control over financial reporting, reviews of the interim financial statements included in quarterly reports and for services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
Audit Related Fees. Consists of fees billed that are related to the performance of the audit or review of SIGA’s financial statements and are not reported under “Audit Fees.” These services are mainly related to the audit of our federal expenditures.
All Other Fees. Consists of fees billed for products and services other than the services reported above. These products included accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.
SIGA did not make use in fiscal year 2023 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the auditor during the year.

PROPOSALS TO BE VOTED ON AT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
Nine directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the nine persons named in the table below as directors of SIGA. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute. For additional information about the nominees and their qualifications, please see “Our Director Nominees.”
The Board of Directors recommends that the stockholders vote “FOR” the election to the Board of each of the following nominees:
Name	Age	Director Since	Position
Jaymie A. Durnan*	70	2020	Director
Harold E. Ford, Jr*	53	2022	Director
Evan A. Knisely	49	2023	Director
Joseph W. Marshall, III*	71	2009	Director
Gary J. Nabel*	70	2021	Director
Julian Nemirovsky*	40	2020	Director
Diem Nguyen	52	2024	Director and Chief Executive Officer
Holly L. Phillips*	53	2021	Director
Jay K. Varma	52	2022	Director and Chief Medical Officer
*	Determined by the Board of Directors to be independent pursuant to Nasdaq Rule 5605.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm PricewaterhouseCoopers LLP as SIGA’s independent registered public accounting firm to audit the financial statements of SIGA for the fiscal year ending December 31, 2024, and recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP has audited SIGA’s financial statements since January 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
The affirmative vote of a majority in voting power of shares of stock present, in person or represented by proxy, and entitled to vote on such proposal at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of SIGA and its stockholders.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as SIGA’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

STOCKHOLDER PROPOSALS
Stockholder proposals submitted for inclusion in our proxy materials for the 2025 Annual Meeting of Stockholders must be received at our principal executive offices, 31 East 62nd Street, New York, New York 10065, Attention: Secretary, not later than December 27, 2024, if the proposal is submitted pursuant to Rule 14a-8 under the Exchange Act, or not earlier than February 11, 2025 and not later than March 13, 2025 if the proposal is submitted pursuant to SIGA’s Bylaws. In order to avoid controversy, stockholders should submit proposals by means, including electronic, that permit them to prove the date of delivery. Such proposals must comply with applicable requirements under SIGA’s Bylaws and Rule 14a-8 under the Exchange Act.
If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 12, 2025. If not received by such date, such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting. We will not be required to include any such proposal in our proxy materials.
The Exchange Act deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s Annual Meeting. If the date of next year’s Annual Meeting is more than 30 days earlier or later than the anniversary of this year’s meeting, SIGA will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in a filing with the SEC or by any other means reasonably calculated to inform stockholders.
In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than SIGA’s nominees must provide notice to SIGA that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2025.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K TO STOCKHOLDERS
SIGA’s Annual Report to Stockholders for the year ended December 31, 2023 accompanies this proxy statement. SIGA will provide to any stockholder, upon written request and without charge, a copy of its most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to the Corporate Secretary, 31 East 62nd Street, New York, New York 10065, telephone number (212) 672-9100. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.SIGA.com or at the SEC’s website at www.sec.gov.

OTHER MATTERS
At the date of this proxy statement, management is not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.
“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for the Notice of Internet Availability or set of proxy materials, including the annual report, notice of annual meeting, proxy statement and proxy card, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or set proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single Notice of Internet Availability or proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability or proxy materials, please notify us by sending a written request to SIGA Technologies, Inc., 31 East 62nd Street, New York, New York 10065 or by calling us at (212) 672-9100. You may also notify us to request delivery of a single copy of our Notice of Internet Availability, annual report, notice of annual meeting and/or proxy statement t if you currently share an address with another stockholder and are receiving multiple copies of such materials.
BY ORDER OF THE BOARD OF DIRECTORS

Daniel J. Luckshire Secretary
Dated: April 26, 2024

SIGA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to **www.virtualshareholdermeeting.com/SIGA2024**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote "FOR" the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Jaymie A. Durnan	02) Harold E. Ford, Jr.	03) Evan A. Knisely	04) Joseph W. Marshall, III	05) Gary J. Nabel
06) Julian Nemirovsky	07) Diem Nguyen	08) Holly L. Phillips	09) Jay K. Varma	

The Board of Directors recommends you vote "FOR" proposal 2.

NOTE: The proxy holders are authorized to vote at their discretion upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000644537_1 R1.0.0.6

SIGA TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Diem Nguyen and Daniel J. Luckshire, or either of them, as proxy holders, each with the power to appoint her/his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SIGA Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., Eastern Time on Tuesday, June 11, 2024, at www.virtualshareholdermeeting.com/SIGA2024 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000644537_2 R1.0.0.6